Exhibit 10.2

Agreement for Promotion and Revenue Sharing Plan


	                             AGREEMENT
	                                FOR
	                 PROMOTION and REVENUE SHARING PLAN

THIS AGREEMENT, and each part of it, is entered into as of this 7th day of September, in the year 1999, by and through Nutek, Inc.with offices at 23792 Rockfield Blvd, Suite 140, Lake Forest, CA 92630 (hereinafter referred to as "NUTEK") and Kaire Holdings, Inc., a Delaware Corporation with offices at 7348 Bellaire Avenue, North Hollywood, California 91605 (hereinafter referred to as "Kaire"). Throughout this Agreement, the names "Kaire" and "Vitaplanet" and "vitaplanet.com" shall refer to the same ownership entity which is the above stated Kaire Holdings, Inc. Nutek is in the process of developing a world wide web e-commerce site which shall be referred to in this agreement as "NUTEK Site."

WITNESSETH

WHEREAS, NUTEK in the in the process of developing and launching an internet based e-commerce site on the world wide web; and

WHEREAS, NUTEK agrees to and desires to promote the "vitaplanet.com" internet web site;

NOW THEREFORE, the parties agree as follows:

Terms

The "vitaplanet.com" Listing and Link.

NUTEK Shall List "vitaplanet.com" under the heading "Health and Beauty" or an equivalent category on the home page of the NUTEK Site. Said "vitaplanet.com" listing shall provide the NUTEK Site visitor with a link to the "vitaplanet.com" world wide web site once his or her mouse clicks twice on the "vitaplanet.com" listing or logo.

Consideration.

As consideration for the aforementioned listing and link, Kaire shall compensate NUTEK in the following way:

4% of the gross sale for any and all non-prescription order from which the customer was led to the vitaplanet.com web site from the NUTEK web site; and

A flat fee of .20 US Dollars for each and every prescription sold to a customer who was led to the vitaplanet.com web site from the NUTEK web site.

Additional Pharmacies and Health-Related Businesses on the NUTEK Site.

NUTEK agrees that it shall not list in the same competing category as "vitaplanet.com," at any time during the existence of this agreement, more than two additional businesses/listings which sell prescription medications and/or vitamins, and/or herbal remedies, and/or provide general health care information.

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Term of Agreement.

The terms of this agreement shall be effective for a period no less than 180 days, beginning on the date this Agreement is executed. This Agreement may be terminated after any 180 period by either party by giving 30 days written notice via U.S. mail to the addresses listed above. If no notice is given, up to three additional 180 periods shall begin and become effective at 12:01 a.m. on the day following the last effective day of the prior period of this Agreement.

Entirety of Agreement.

The provisions contained above, and each of them, are the entire Agreement. No other part or provision, either written or oral, shall be relevant with respect to the interpretation this Agreement. Any subsequent addition or amendment to this Agreement shall be operative to the extent that it explicitly supplants or replaces any term or condition contained herein.

Kaire Holdings, Inc. 		                 		NUTEK Inc.

By:	/s/ Owen Naccarato		                 	By: /s/  Murray N.Conradie
---------------------------               -------------------------------

Chief financial Officer			                President/CEO
Date:	9/2/99				                         	Date:	9/2/99

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